Exhibit 99.1

FULTON FINANCIAL
CORPORATION

FOR IMMEDIATE RELEASE
Media Contact: Laura J. Wakeley (717) 291-2616
Investor Contact: David C. Hostetter (717) 291-2456

Fulton Financial reports third quarter earnings of $0.21 per share

•	Diluted earnings per share for the third quarter of 2012 was 21 cents, a 5.0 percent increase from both the second quarter of 2012 and the third quarter of 2011.

•
The provision for credit losses was $23.0 million for the third quarter of 2012, a $2.5 million, or 9.8 percent, decrease from the second quarter of 2012 and an $8.0 million, or 25.8 percent, decrease from the third quarter of 2011. Non-performing loans decreased $21.1 million, or 9.0 percent, in comparison to the second quarter of 2012, and $97.8 million, or 31.5 percent, in comparison to the third quarter of 2011.

•	Net interest income decreased $1.6 million, or 1.2 percent, in comparison to the second quarter of 2012. Net interest margin decreased 4 basis points to 3.74 percent.

•	The Corporation raised its dividend to shareholders by one cent, or 14.3 percent, to $0.08 per common share, for the third quarter of 2012.

•
Approximately 2.1 million shares were repurchased during the third quarter of 2012 under the previously announced share repurchase plan, with approximately 2.9 million shares remaining to be purchased under the plan.

Lancaster, PA - (October 16, 2012) - Fulton Financial Corporation (NASDAQ: FULT) reported net income of $41.6 million, or 21 cents per diluted share, for the third quarter ended September 30, 2012, compared to $39.9 million, or 20 cents per diluted share, for the second quarter of 2012. For the nine months ended September 30, 2012, net income was $119.6 million, or 60 cents per diluted share, a 9.1 percent increase in comparison to the 55 cents per diluted share earned for the same period in 2011.
“Our solid third quarter performance reflects continued improvement in overall asset quality and good core deposit growth, partly due to an increase in new small business customers,” said R. Scott Smith, Jr., Chairman and CEO. “We were also pleased to see improvement in our return on average assets. Non-performing loans decreased significantly and we were able to further reduce the provision for credit losses. We continued to return capital to our shareholders directly through an increase in our quarterly cash dividend.”

Asset Quality
Non-performing assets were $242.0 million, or 1.49 percent of total assets, at September 30, 2012, compared to $266.3 million, or 1.63 percent of total assets, at June 30, 2012 and $348.0 million, or 2.14 percent of total assets, at September 30, 2011. In comparison to the second quarter of 2012, non-performing loans decreased $21.1 million, or 9.0 percent, primarily due to decreases in non-performing commercial mortgages and construction loans, partially offset by an increase in non-performing commercial loans.
Annualized net charge-offs for the quarter ended September 30, 2012 were 0.84 percent of average total loans, compared to 1.55 percent for the quarter ended June 30, 2012 and 1.04 percent for the quarter ended September 30, 2011. The allowance for credit losses as a percentage of non-performing loans was 110.6 percent at September 30, 2012 in comparison to 101.4 percent at June 30, 2012 and 86.6 percent at September 30, 2011.

Net Interest Income and Margin
Net interest income for the third quarter of 2012 decreased $1.6 million, or 1.2 percent, from the second quarter of 2012. The decrease in net interest income was primarily due a decrease in average earning assets and the net interest margin, partially offset by the impact of one additional day in the third quarter. Net interest margin decreased 4 basis points, or 1.1 percent, from 3.78 percent in the second quarter of 2012 to 3.74 percent in the third quarter of 2012. Average interest-earning asset yields decreased 6 basis points, or 1.3 percent, while average interest-bearing costs decreased 3 basis points, or 3.2 percent.

Average Balance Sheet
Total average assets for the third quarter of 2012 were $16.2 billion, a decrease of $149.0 million, or 0.9 percent, from the second quarter of 2012, due primarily to a $135.6 million, or 4.6 percent, decrease in investment securities.

Average loans, net of unearned income, decreased $45.5 million, or 0.4 percent, in comparison to the second quarter of 2012.

	Quarter Ended		Increase (decrease)
	Sep 30, 2012	June 30, 2012	$	%
	Dollars in thousands
Loans, by type:
Real estate - commercial mortgage	$4,603,388	$4,634,436	$(31,048)	(0.7)%
Commercial - industrial, financial, and agricultural	3,529,733	3,529,947	(214)	—%
Real estate - home equity	1,597,230	1,599,702	(2,472)	(0.2)%
Real estate - residential mortgage	1,200,752	1,179,513	21,239	1.8%
Real estate - construction	605,910	640,282	(34,372)	(5.4)%
Consumer	304,235	307,071	(2,836)	(0.9)%
Leasing and other	78,945	74,753	4,192	5.6%
Total Loans, net of unearned income	$11,920,193	$11,965,704	$(45,511)	(0.4)%

Total average liabilities decreased $164.0 million, or 1.1 percent, from the second quarter of 2012, due primarily to a $373.3 million, or 38.8 percent, decrease in short-term borrowings, partially offset by a $228.2 million, or 1.9 percent, increase in average deposits.

	Quarter Ended		Increase (decrease)
	Sep 30, 2012	June 30, 2012	$	%
	Dollars in thousands
Deposits, by type:
Noninterest-bearing demand	$2,836,166	$2,669,152	$167,014	6.3%
Interest-bearing demand	2,608,202	2,484,730	123,472	5.0%
Savings deposits	3,364,109	3,292,620	71,489	2.2%
Total demand and savings	8,808,477	8,446,502	361,975	4.3%
Time deposits	3,657,616	3,791,362	(133,746)	(3.5)%
Total Deposits	$12,466,093	$12,237,864	$228,229	1.9%
The increase in average deposits in the third quarter of 2012 in comparison to the second quarter of 2012 was a result of a $362.0 million increase in demand and saving accounts, partially offset by a $133.7 million decrease in time deposits. The increase in demand and savings accounts occurred primarily in business and municipal account balances.

Non-interest Income
Non-interest income, excluding investment securities gains, increased $136,000, or 0.3 percent, in comparison to the second quarter of 2012. Mortgage banking income decreased $549,000, the net effect of a $2.5 million decrease in mortgage servicing income and a $1.9 million increase in gains on sales of loans. The decrease in mortgage servicing income was a result of an increase in the valuation allowance for mortgage servicing rights, while the increase in gains on sales of loans was a result of both an increase in pricing spreads and an increase in the volume of new loan commitments.

Non-interest Expense
Total non-interest expense decreased $2.1 million, or 1.9 percent, in the third quarter of 2012 in comparison to the second quarter of 2012. Salaries and employee benefits increased $2.1 million, or 3.4 percent, due to a combination of normal merit increases and an additional day in the third quarter of 2012 as compared to the second quarter of 2012. Other outside services increased $520,000, or 11.6 percent, mainly due to consulting expenses associated with risk management and compliance efforts. OREO and repossession expense decreased $727,000 primarily due to lower valuation reserves on repossessed assets. Operating risk loss decreased $651,000 due to a lower provision for potential losses on previously sold residential mortgages. Marketing expenses decreased $1.9 million, or 74.9 percent, due to significant expenses incurred in the second quarter for a specific promotional campaign. Other expenses decreased $2.0 million, or 14.5 percent, due primarily to a decrease in state taxes, as reserves for certain state tax positions were reversed due to the expiration of the statute of limitations as well as changes in the risk level of certain positions.

About Fulton Financial
Fulton Financial Corporation is a Lancaster, Pennsylvania-based financial holding company which has banking offices in Pennsylvania, Maryland, Delaware, New Jersey and Virginia through the following affiliates: Fulton Bank, N.A., Lancaster, PA; Swineford National Bank, Middleburg, PA; Lafayette Ambassador Bank, Easton, PA; FNB Bank, N.A., Danville, PA; Fulton Bank of New Jersey, Mt. Laurel, NJ; and The Columbia Bank, Columbia, MD.
The Corporation's investment management and trust services are offered at all banks through Fulton Financial Advisors, a division of Fulton Bank, N.A. Residential mortgage lending is offered by all banks under the Fulton Mortgage Company brand.
Additional information on Fulton Financial Corporation is available on the Internet at www.fult.com.

Safe Harbor Statement
This news release may contain forward-looking statements with respect to the Corporation's financial condition, results of operations and business. Do not unduly rely on forward-looking statements. Forward-looking statements can be identified by the use of words such as “may,” “should,” “will,” “could,” “estimates,” “predicts,” “potential,” “continue,” "anticipates," “believes,” “plans,” “expects,” “future,” "intends" and similar expressions which are intended to identify forward-looking statements.
These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties, some of which are beyond the Corporation's control and ability to predict, that could cause actual results to differ materially from those expressed in the forward-looking statements. The Corporation undertakes no obligation, other than as required by law, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
Many factors could affect future financial results including, without limitation: the impact of adverse changes in the economy and real estate markets; increases in non-performing assets which may reduce the level of earning assets and require the Corporation to increase the allowance for credit losses, charge-off loans and incur elevated collection and carrying costs related to such non-performing assets; acquisition and growth strategies; market risk; changes or adverse developments in political or regulatory conditions; a disruption in, or abnormal functioning of, credit and other markets, including the lack of or reduced access to markets for mortgages and other asset-backed securities and for commercial paper and other short-term borrowings; changes in the levels of, or methodology for determining, FDIC deposit insurance premiums and assessments; the effect of competition and interest rates on net interest margin and net interest income; investment strategy and other income growth; investment securities gains and losses; declines in the value of securities which may result in charges to earnings; changes in rates of deposit and loan growth or a decline in loans originated; relative balances of rate-sensitive assets to rate-sensitive liabilities; salaries and employee benefits and other expenses; amortization of intangible assets; goodwill impairment; capital and liquidity strategies, and other financial and business matters for future periods.
For a more complete discussion of certain risks and uncertainties affecting the Corporation, please see the sections entitled “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” set forth in the Corporation's filings with the Securities and Exchange Commission.
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2012